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                                                                    Exhibit 16.1




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



May 31, 2002

Dear Sir or Madam,

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 30, 2002, of Westinghouse Air Brake Technologies Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP



Copy to:
Mr. Robert J. Brooks, Chief Financial Officer
Westinghouse Air Brake Technologies Corporation